AMENDMENT NO. 11

TO THE

HARTFORD RETAIL FUND PARTICIPATION AGREEMENT

BY AND AMONG

HARTFORD SECURITIES DISTRIBUTION COMPANY, INC., HARTFORD LIFE

INSURANCE COMPANY, MFS FUND DISTRIBUTORS, INC. AND

MFS SERVICE CENTER, INC.
DATED JULY 11, 2018

WHEREAS, Hartford Securities Distribution Company, Inc. (“HSD”), Hartford Life Insurance Company (“Hartford” or “Service Provider”) acting through its administrator and attorney-in-fact, Massachusetts Mutual Life Insurance Company (“MassMutual”), MFS Fund Distributors, Inc. (“MFD”) and MFS Service Center, Inc. (“MFSC” and, collectively with MFD, “MFS”) entered into a Hartford Retail Participation Agreement, effective as of September 1, 2000, as amended (as amended to date, the “Agreement”), relating to each investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Trusts”) and each series thereof (or class of shares of a series thereof) listed in Schedule B to the Agreement, as updated from time to time by the Company (each, a “Fund” and collectively, the “Funds”); and

WHEREAS, the parties desire to amend the Agreement to clarify that the services provided under the Agreement are solely subaccounting-related and administrative in nature and do not include activity that is primarily intended to result in the sale of Fund shares;

WHEREAS, the terms of the Agreement permit the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.                                      Section 18 is hereby restated as follows:

18. As consideration for the provision of the services provided by Hartford pursuant to this Agreement, MFD and MFSC, severally and not jointly, each agrees to pay Hartford or HSD the fees described in Schedule B (collectively, the “Fees”). Hartford and HSD acknowledge and agree that that such Fees are paid only for the provision of administrative services, and are not intended to constitute payments in any manner for investment advisory, distribution services or any activity that is primarily intended to result in the sale of Fund shares.

2.                                      Section 5, “Sources of Payment” of the amendment dated January 1, 2006, is deleted in its entirety.

3.                                      All references to the R5 share class in Schedule B are now renamed to R6.

IN WITNESS WHEREOF, the  parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and first  above written.

MFS FUND DISTRIBUTORS, INC.		MFS SERVICE CENTER, INC.

By:	[Redacted]	By:	[Redacted]
Name: [Redacted]		Name: [Redacted]
Title: President		Title: President
Date: 7/11/2018

Address for Notices: 111 Huntington Avenue		Address for Notices: 111 Huntington Avenue
Boston, MA 02199		Boston, MA 02199
Attention: Global Distribution Support		Attention: President
Email: DLGDSDealerSpt@MFS.com

*HARTFORD SECURITIES		HARTFORD LIFE INSURANCE
DISTRIBUTION COMPANY, INC.		COMPANY
TALCOTT RESOLUTION		By Massachusetts Mutual Life Insurance
DISTRIBUTION COMPANY, INC.		Company
Its Administrator

By:	[Redacted]	By:	[Redacted]
Name: [Redacted]		Name: [Redacted]
Title: President		Title: Senior Vice President

Address for Notices		Address for Notices
Hartford Securities Distribution Company, Inc.		Hartford Life Insurance Company
Talcott Resolution		c/o Massachusetts Mutual Life Insurance
4th Floor South		Company
1 Griffin Road N		100 Bright Meadow Blvd. MIP M200-INVST
Windsor, CT 06095		Enfield, CT 06082
Attn: General Counsel		Attention: RS Fund Operations
Telephone: (860) 562-2621
Facsimile: (860) 562-2283

*                                         By Certificate of Amendment filed with the Connecticut Secretary of State on June 1, 2018, the company amended its Certificate of Incorporation to change its name to Talcott Resolution Distribution Company, Inc.